Exhibit 2.(ii)




                       FIRST AMENDMENT

                             TO

                  ASSET PURCHASE AGREEMENT
                   _____________________


     This First Amendment to the Asset Purchase Agreement, dated August 9, 1997, by and among Sub-Surface Construction Co., as "Seller," Stewart Kniff, as "Kniff," and SEMCO Energy
Construction Co., as "Buyer," is made this 13th day of August, 1997, by and among Seller, Kniff and Buyer.

     The obligations, costs and expenses to be incurred by Seller Parties pursuant to paragraph 10.22(e) of the Asset Purchase Agreement are separate and independent from the indemnity obligations of Seller Parties under paragraph 14 of the Asset Purchase Agreement, and will not, when incurred, reduce the amount of indemnity cap, or be included in the amount of actual damages incurred for purposes of the cap, described in paragraph
14.3 of the Asset Purchase Agreement.

     IN WITNESS OF WHICH, this First Amendment has been executed and delivered by the parties.

ATTEST:                         SUB-SURFACE CONSTRUCTION CO.

C. Andrew Edwards                  By Stewart Kniff
                                President
                                                  SELLER

ATTEST:

C. Andrew Edwards                  Stewart Kniff
                                                  KNIFF


ATTEST:                         SEMCO ENERGY CONSTRUCTION CO.

A.R. Madigan                       By L. L. Sherman
                                Its President
                                                  BUYER